Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Neil Berkman, Investor Relations, 310-826-5051, nberkman@berkmanassociates.com

Larry Gerdes, Chief Executive Officer, 678-808-0600, larry.gerdes@trcr.com

Lance Cornell, Chief Financial Officer, 678-808-0600, lance.cornell@trcr.com

October 28, 2010

(BW) (TRANSCEND SERVICES, INC.) (TRCR)

TRANSCEND REPORTS THIRD QUARTER 2010 RESULTS – DILUTED EARNINGS PER

SHARE INCREASES TO $0.24 ON 43% NET INCOME GROWTH

Atlanta, Georgia. TRANSCEND SERVICES, INC. (NASDAQ: TRCR), a leading provider of clinical documentation services to the U.S. healthcare market, today announced its unaudited financial results for the third quarter ended September 30, 2010.

Third Quarter Results

Revenue for the third quarter of 2010 increased 24% to $22,916,000 compared to $18,491,000 for the third quarter of 2009. Excluding revenue contributed by Transcend’s August 2009 acquisition of MDSI, revenue increased 10%.

Gross profit for the third quarter of 2010 increased 32% to $8,671,000, or 38% of revenue compared to $6,574,000, or 36% of revenue, for the third quarter of 2009.

Operating income for the third quarter of 2010 increased 43% to $4,270,000, or 19% of revenue, compared to $2,979,000, or 16% of revenue (including $144,000 of MDSI transaction-related costs) for the third quarter of 2009.

Net income for the third quarter of 2010 increased 43% to $2,615,000 compared to $1,835,000 for the third quarter of 2009 and diluted earnings per share increased to $0.24 compared to $0.20 for the third quarter of 2009.

The Company had $29,993,000 of cash, cash equivalents and short-term investments on hand, $33,135,000 of net working capital and nominal debt outstanding as of September 30, 2010. There were 38 days of revenue in accounts receivable as of September 30, 2010.

Nine Month Results

For the first nine months of 2010, revenue increased 34% to $67,331,000 compared to $50,387,000 for the first nine months of 2009. The gross profit margin was 36% for the first nine months of both 2010 and 2009. Operating income for the first nine months of this year was $9,406,000, including $1,337,000 of expenses related to acquisition costs and $676,000 related to pre-tax, non-cash cumulative stock compensation expense adjustments, compared to operating income of $8,347,000 for the first nine months of 2009. Net income for the first nine months of 2010 was $5,662,000, or $0.52 per diluted share. Excluding the $2,013,000 of costs mentioned above, non-GAAP net income for the first nine months of 2010 was $6,960,000, or $0.64 per diluted share (see reconciliation table below).

Operations Review and Outlook

Susan McGrogan, President and Chief Operating Officer, stated: “We were extremely pleased with our 43% net income growth this quarter, which we attribute primarily to improved gross profit margins on a higher revenue base. We have improved our gross profit margins by four points this year from 34% in the first quarter to 38% in the third quarter. This was the result of a tremendous team effort and reflects the full impact of the initiatives we discussed last quarter. We processed 54% of our total volume on our BeyondTXT platform in the third quarter, up from 50% in the first quarter of this year. Our margins are typically higher on BeyondTXT due to our use of speech recognition technology and other operating efficiencies. Of the volume processed on BeyondTXT in the third quarter of 2010, 76% was edited using speech recognition technology, compared to 64% in the third quarter of 2009. We processed 19% of our volume offshore in the third quarter of 2010 after dipping to 16% at the beginning of this year due to the impact of our 2009 acquisitions. We’re very pleased with our progress on both our speech recognition and offshore initiatives. More importantly, we have continued to provide excellent service to our customers, as evidenced by our 99% retention rate through the third quarter.”

Lance Cornell, Chief Financial Officer, added: “During the third quarter, we paid off a $2.0 million note, had software development and other capital expenditures of $1.4 million and still increased our cash and short-term investments balance to $30.0 million. We have an extremely healthy balance sheet which gives us great flexibility as we consider strategic uses for our cash. We expect our capitalized software development costs to stay above historical levels throughout 2011 as we bring new offerings to market. EncoreTM, our new software as a service (SaaS) platform, is still on track for general availability at the beginning of 2011. We are excited that in 2011 we will be offering flexible solutions for clinical documentation that give our customers more choices: traditional outsourcing, a speech recognition-enabled platform for their in-house transcriptionists or physician self-edit solutions, all using a data-rich underlying document structure.”

Larry Gerdes, Chief Executive Officer, concluded: “Moving beyond our strong third quarter results, we look forward to the integration of our recently announced Heartland acquisition. With Heartland, our annualized revenue run rate grows to approximately $110 million, we gain a wonderful set of new customers and achieve what we think is a healthy blend of domestic and offshore capacity: approximately 70% / 30%, respectively. We expect Heartland to be accretive to earnings per share starting in the first quarter of 2011. Their operating metrics will reduce our overall gross profit and operating margins by approximately two points initially, with their results hopefully improving as we complete the integration, similar to what we have seen with our 2009 acquisitions. As we enter the last two months of 2010, we will continue to develop new acquisition opportunities. We are excited about how Transcend is positioned to capitalize on the need for clinical documentation solutions in the years ahead as we continue to focus on providing the best services and solutions to our customers and creating a great work environment for our employees.”

Table to Reconcile GAAP Results to Non-GAAP Results for the Nine Months Ended September 30, 2010

In Thousands, Except Per Share Amounts

	Non-GAAP Results	Acquisition- Related Costs	Stock Compensation Adjustment	GAAP Results

Operating Income	$11,419	$(1,337)	$(676)	$9,406

Income Before Income Taxes	11,340	(1,337)	(676)	9,327

Income Taxes	4,380	(518)	(197)	3,665

Net Income	$6,960	$(819)	$(479)	$5,662

Weighted Avg. Shares Outstanding - Diluted	10,827	10,827	10,827	10,827

Diluted Earnings Per Share	$0.64	$(0.08)	$(0.04)	$0.52

Conference Call

Transcend will host a conference call regarding this press release for investors, analysts and other interested parties on October 28, 2010 at 11:00 a.m. Eastern time. To participate in the conference call, please dial (800) 815-8193 (the US/Canada dial-in number) or (706) 643-2724 (the international dial-in number), enter the conference identification number 14399961 and, if asked, identify the conference name as Transcend Services and the leader name as Larry Gerdes. A replay of the conference call will be available by dialing (800) 642-1687 (US/Canada) or (706) 645-9291 (international) and entering the conference identification number 14399961 from two hours after the completion time of the conference call until midnight on November 4, 2010.

About Transcend Services, Inc.

Transcend Services is a leading provider of clinical documentation solutions for healthcare organizations. Our high-quality transcription services – along with our data extraction and reporting tools – provide critical data needed to document patient encounters and help drive clinical decision making. We provide our clients with exceptional quality, turnaround time and service so that they can focus on what matters most – their patients. For more information, visit www.transcendservices.com.

Statement Regarding Use of Non-GAAP Financial Measures

The Company has used non-GAAP financial measures of operating income, income before income taxes, net income and earnings per diluted share in this earnings release and anticipates using some or all of these measures in the earnings conference call on October 28, 2010. These measures should not be considered in isolation or as a substitute for GAAP operating income, income before income taxes, net income, earnings per diluted share or other performance measures prepared in accordance with GAAP. The Company used these non-GAAP measures of operating performance because it allowed us to more easily compare past performance consistently over various periods and improves our ability to assess future performance. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Safe Harbor Statement

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent our expectations, anticipations or beliefs about future events, including our operating results, financial condition, liquidity, expenditures, and compliance with legal and regulatory requirements. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially depending on a variety of important factors. Factors that might cause or contribute to such differences include, but are not limited to, competitive pressures, extraordinary expenses, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, challenges encountered in integrating acquired businesses, increased regulatory burdens, lower-than-expected demand for the Company’s products and services, failure to expand customer relationships or realize revenues from sales closed in the current quarter, the Company’s position for growth, delays in the development of the Company’s transcription platform, business conditions in the integrated health care delivery network market, adverse general economic conditions, and the risk factors detailed in our periodic, quarterly and annual reports on Forms 8-K, 10-Q and 10-K that we file with the Securities Exchange Commission (“SEC”) from time to time. With respect to such forward-looking statements, we claim protection under the Private Securities Litigation Reform Act of 1995. Our SEC filings are available from us, and also may be examined at public reference facilities maintained by the SEC or, to the extent filed via EDGAR, accessed through the website of the SEC (http://www.sec.gov). In addition, factors that we are not currently aware of could harm our future operating results. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to make any revisions to the forward-looking statements or to reflect events or circumstances after the date of this press release.

(Unaudited Financial Statements Follow)

TRANSCEND SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and rounded to the nearest thousand,

except earnings per share)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Revenue	$22,916,000	$18,491,000	$67,331,000	$50,387,000
Direct costs	14,245,000	11,917,000	43,149,000	32,355,000

Gross profit	8,671,000	6,574,000	24,182,000	18,032,000
Operating expenses:
Sales and marketing	483,000	391,000	1,421,000	1,244,000
Research and development	498,000	382,000	1,332,000	1,115,000
General and administrative	2,686,000	2,232,000	8,017,000	5,731,000
Stock-based compensation	191,000	149,000	1,276,000	408,000
Acquisition-related costs	58,000	84,000	1,337,000	266,000
Depreciation and amortization	485,000	357,000	1,393,000	921,000

Total operating expenses	4,401,000	3,595,000	14,776,000	9,685,000

Operating income	4,270,000	2,979,000	9,406,000	8,347,000

Interest and other income (expense), net	(29,000)	(116,000)	(79,000)	(177,000)

Income before income taxes	4,241,000	2,863,000	9,327,000	8,170,000
Income tax provision	1,626,000	1,028,000	3,665,000	3,001,000

Net income	$2,615,000	$1,835,000	$5,662,000	$5,169,000

Basic earnings per share:
Net earnings per share	$0.25	$0.21	$0.54	$0.61

Weighted average shares outstanding	10,487,000	8,586,000	10,486,000	8,513,000

Diluted earnings per share:
Net earnings per share	$0.24	$0.20	$0.52	$0.58

Weighted average shares outstanding	10,800,000	9,071,000	10,827,000	8,902,000

TRANSCEND SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(Rounded to the nearest thousand)

	September 30, 2010	December 31,
	(unaudited)	2009
ASSETS
Current assets:
Cash and cash equivalents	$616,000	$25,732,000
Short-term investments	29,377,000	2,000,000
Accounts receivable, net of allowance for doubtful accounts of $96,000 at September 30, 2010 and December 31, 2009	9,521,000	9,500,000
Deferred income tax, net	91,000	317,000
Prepaid expenses and other current assets	335,000	316,000

Total current assets	39,940,000	37,865,000
Property and equipment, net	2,517,000	1,839,000
Capitalized software, net	2,745,000	176,000
Intangible assets, net	28,834,000	29,335,000
Other assets	97,000	173,000

Total assets	$74,133,000	$69,388,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,372,000	$1,384,000
Accrued compensation and benefits	2,917,000	2,296,000
Promissory note payable to related party	—	2,000,000
Promissory notes payable	67,000	899,000
Other accrued liabilities	2,449,000	2,210,000

Total current liabilities	6,805,000	8,789,000
Long term liabilities:
Deferred income tax, net	807,000	1,083,000
Other liabilities	127,000	159,000

Total long term liabilities	934,000	1,242,000
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 2,000,000 shares authorized and no shares outstanding at September 30, 2010 and December 31, 2009	—	—
Common stock, $0.05 par value; 30,000,000 shares authorized at September 30, 2010 and 15,000,000 shares authorized at December 31, 2009; 10,489,000 and 10,477,000 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	525,000	524,000
Additional paid-in capital	62,460,000	61,086,000
Retained earnings (deficit)	3,409,000	(2,253,000)

Total stockholders’ equity	66,394,000	59,357,000

Total liabilities and stockholders’ equity	$74,133,000	$69,388,000